Exhibit 4.7
AMENDMENT TO RIGHTS AGREEMENT
     This Amendment to Rights Agreement, dated as of June 28, 2007 (the “Amendment”), is by and between PlanetOut, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A. (the “Rights Agent”), amending certain provisions of the Rights Agreement, dated as of January 4, 2007 (the “Agreement”), by and between the Company and the Rights Agent. Terms not otherwise defined herein which are defined in the Agreement shall have the same respective meanings herein as therein.
     WHEREAS, in accordance with Section 27 of the Agreement, the Company has directed prior to the Distribution Date that it and the Rights Agent amend certain provisions of the Agreement as specifically set forth in this Amendment.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Amendment to Agreement. The Agreement is hereby amended as follows:
     (a) Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following (which shows the new text added pursuant to this Amendment as underlined text):
     (a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding. Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company or (v) any Person, together with all Affiliates and Associates of such Person, who is the Beneficial Owner of 15% or more of the Common Shares outstanding as of the date of this Agreement until such time after the date of this Agreement that such Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of any additional Common Shares (other than by means of a dividend made by the Company on the Common Shares outstanding or pursuant to a split, subdivision or other reclassification of the Common Shares undertaken by the Company) and shall then beneficially own more than 15% of the Common Shares outstanding, (B) no Person shall become an “Acquiring Person” either (x) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 15% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” or (y) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 15% or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a) and (C) none of the several purchasers of the Company’s Common Stock who are parties (as “Investors” thereunder) to that certain Purchase Agreement dated as of June 29, 2007 by and among the Company and the several Investors named therein (the “2007 Purchase Agreement”) shall be deemed to be an “Acquiring Person” solely as a result of acting together in connection with the acquisition of shares of the Company’s Common Stock pursuant to the 2007 Purchase Agreement;
     (b) Section 1(b) of the Agreement is hereby deleted in its entirety and replaced with the following (which shows the new text added pursuant to this Amendment as underlined text):
     (b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement; provided, however, that the limited partners of a limited partnership shall not be deemed to be Associates of such limited partnership solely by virtue of their limited partnership interests; and provided, further that otherwise unaffiliated Persons who are parties (as “Investors” thereunder) to the 2007 Purchase Agreement shall not be deemed to be “affiliates” or “associates” for the purposes of this Agreement solely by virtue of their entry into to the 2007 Purchase Agreement.
     (c) Section 1(c) of the Agreement is hereby deleted in its entirety and replaced with the following (which shows the new text added pursuant to this Amendment as underlined text):
     (c) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:
          (i) which such Person or any of such Person’s Affiliates or Associates is deemed to beneficially own, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Rights Agreement;
          (ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or
          (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities, and other than customary agreements represented by and associated with the 2007 Purchase Agreement or the Registration Rights Agreement contemplated thereunder) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B) hereof) or disposing of any securities of the Company; provided, however, an agreement, arrangement or understanding for purposes of this Section 1(c)(iii) shall not be deemed to include actions, including any agreement, arrangement or understanding, or statements by any member of the Company’s Board of Directors on the date of this Agreement, any subsequent directors of the Company (the “Successor Directors”) who have been nominated by a majority of directors who are directors as of the date of this Agreement or who are Successor Directors, or by any Person of whom such a director is an Affiliate or Associate, provided, however that this exception shall not apply to a particular Person or Persons if and to the extent that such Person or Persons, after the date of this Agreement, acquires Beneficial Ownership of more than an additional 5% of the then outstanding Common Shares of the Company unless (A) the shares are acquired directly from the Company or as part of an employee benefit or compensation plan of the Company or a subsidiary of the Company or (B) the Person establishes to the satisfaction of the directors of the Company that it is acting on its own behalf and not in concert with any other Person and will not, upon completion of any purchases, be the Beneficial Owner of 15% or more of the outstanding Common Shares.
     Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase, “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.
     2. Condition to Effectiveness. This Amendment shall not become effective until executed by the Company and the Rights Agent.
     3. Ratification, Etc. Except as expressly amended hereby, all terms and conditions of the Agreement are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Agreement and this Amendment shall be read and construed as a single agreement. All references to the Agreement shall hereafter refer to the Agreement, as amended hereby.
     4. No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise affect, any obligation of the Company under the Agreement or any rights of any party consequent thereon.
     5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
     6. Governing Law. This amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to conflict of laws).
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a document under seal as of the date first above written.

Company:

PLANETOUT, INC.

By:	/s/ Karen Magee

Name:	Karen Magee
Its:	Chief Executive Officer

Rights Agent:

WELLS FARGO BANK, N.A., as Rights Agent

By:	/s/ Barbara M. Novak

Name:	Barbara M. Novak
Its:	Vice President